UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

Nationwide Financial Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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From: Office of Larry Hilsheimer

To: All Associates

Subject: Nationwide Mutual’s open market purchase of Nationwide Financial shares

By now, you’ve likely heard the news that Nationwide Mutual intends to purchase shares of NFS on the open market. You’re probably asking the natural question — why? There are three main reasons.

First, investors are hungry for liquidity. Virtually every stock has been adversely impacted in recent days, including the recent decline in NFS shares. By offering to purchase shares on the open market, Nationwide Mutual is providing access to liquidity that many investors are seeking to meet their needs.

Second, the decision for Nationwide Mutual to purchase shares on the current open market is simply good stewardship of Nationwide Mutual’s capital on behalf of our policyholders. Nationwide intends to complete the transaction, and we have made progress in meeting the required closing conditions.

Finally, the decision further underscores Nationwide Mutual’s confidence in the strength and value of Nationwide Financial Services. Completing the transaction will allow Nationwide to better serve our customers and provide a superior, personalized customer experience in the years to come.

We’ll keep you informed about the progress we’re making toward completing the transaction.

ADDITIONAL INFORMATION

In connection with the proposed transaction between Nationwide Financial Services, Inc. (NFS) and Nationwide Mutual, NFS has filed a preliminary proxy statement with the SEC. Before making any voting or investment decision, investors and security holders of NFS are urged to carefully read the entire definitive proxy statement when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of NFS in connection with the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by NFS at the SEC’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from NFS by directing such request to Mark Barnett — Vice President, Investor Relations, Nationwide Financial Services, Inc., One Nationwide Plaza, Columbus, Ohio, 43215.

PARTICIPANTS IN THE SOLICITATION

NFS, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from NFS’ stockholders in connection with the transaction. Information about the interests of participants in the solicitation will be set forth in the proxy statement relating to the Merger when it becomes available.

From: Office Of Mark Thresher

To: NF associates

Subject: Nationwide Mutual announcement of open market stock purchase

Nationwide Mutual’s announcement last night that it might purchase shares of NFS stock in the open market may have raised some questions in your mind. I’d like to address those.

As you know, the proposed transaction with Nationwide Mutual has nothing to do with the current market conditions. The proposal was made in early March and an agreement was struck in early August, well before the unusual market activity began.

Nationwide Mutual affirmed last night that it intends to purchase all of the shares of NFS stock it does not already own for $52.25 at the close of the transaction, which is expected in late 2008 or early 2009. In the meantime, Nationwide Mutual also said that it may buy NFS shares in the open market. From the Mutual company perspective, this provides the dual benefits of making efficient use of Nationwide Mutual capital and of providing liquidity to shareholders who may need it before the proposed transaction is expected to close.

What does this mean from Nationwide Financial’s perspective? It indicates that the Mutual company intends to complete the proposed transaction and it is another vote of confidence in the value of NFS to the Mutual Company’s long-term plans. Nationwide Mutual also indicated that it has made progress in meeting the required closing conditions for the transaction, and I don’t believe this should affect the ultimate closing date.

We’ll keep you apprised as we have additional information to share about the transaction and about market conditions.

ADDITIONAL INFORMATION

In connection with the proposed transaction between Nationwide Financial Services, Inc. (NFS) and Nationwide Mutual, NFS has filed a preliminary proxy statement with the SEC. Before making any voting or investment decision, investors and security holders of NFS are urged to carefully read the entire definitive proxy statement when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of NFS in connection with the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by NFS at the SEC’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from NFS by directing such request to Mark Barnett — Vice President, Investor Relations, Nationwide Financial Services, Inc., One Nationwide Plaza, Columbus, Ohio, 43215.

PARTICIPANTS IN THE SOLICITATION

NFS, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from NFS’ stockholders in connection with the transaction. Information about the interests of participants in the solicitation will be set forth in the proxy statement relating to the Merger when it becomes available.